UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2004

Consolidated Container Company LLC

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

333-88157	75-2825338
(Commission File Number)	(IRS Employer Identification No.)

3101 Towercreek Parkway, Suite 300, Atlanta, Georgia	30039
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (678) 742-4600

(Former name or former address, if changed since last report)

Item 9.	Regulation FD Disclosure.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents certain historical financial data for the years ended December 31, 2003, 2002 and 2001 of Consolidated Container Company LLC and has been derived from our financial statements, which have been audited by Deloitte & Touche LLP, independent auditors. The following table also presents pro forma financial data as of and for the fiscal year ended December 31, 2003. The summary financial data should be read in conjunction with the audited Consolidated Financial Statements of Consolidated Container Company LLC, the notes to the financial statements, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our Annual Report on Form 10-K for the year ended December 31, 2003.

	Year Ended
	Dec. 31, 2001	Dec. 31, 2002	Dec. 31, 2003
	(in thousands, except ratio data)
Income Statement Data:
Net sales	$783,420	$746,476	$739,774
Cost of sales	690,944	654,036	647,504

Gross profit	92,476	92,440	92,270
Selling, general and administrative expenses	48,780	50,978	46,364
Amortization expense	13,973	2,468	1,300
Stock based compensation expense	279	396	799
Restructuring charges(1)	3,499	83	—
Goodwill impairment	—	290,000	—
Contract dispute settlement and other(2)	6,626	—	—
Loss on disposal of assets	33	1,743	4,421

Operating income (loss)	19,286	(253,228)	39,386
Interest expense, net(3)	50,485	47,180	56,821

Loss before income taxes	(31,199)	(300,408)	(17,435)
Income tax expense	—	—	—

Net loss	$(31,199)	$(300,408)	$(17,435)

Other Financial and Operating Data:
Adjusted EBITDA(4)	$68,027	$77,171	$84,413
Depreciation and amortization	48,429	38,260	39,807
Cash interest paid(5)	48,633	42,334	42,793
Capital expenditures	44,059	33,176	30,899
Ratio of earnings to fixed charges(6)	—	—	—

	As of and for the year ended December 31, 2003
Balance Sheet Data:
Cash and cash equivalents	$31,635
Total assets	697,147
Total debt(7)	602,420
Total member’s deficit	(95,373)

Pro Forma Data(8):
Cash interest expense(9)	$29,402
Total interest expense(10)	51,899
Total debt(7)	555,087
Ratio of total debt to Adjusted EBITDA(4)(7)	6.6	x
Ratio of secured debt to Adjusted EBITDA(4)	4.4	x
Ratio of Adjusted EBITDA to cash interest expense(4)(9)	2.9	x

(1)	Restructuring charges were recognized in connection with plans to consolidate certain manufacturing and administrative functions and facilities. The charges consisted of severance and other personnel-related costs, facility closing costs and remaining obligations under noncancelable operating leases. Restructuring credits were recognized when sub-leases were obtained on certain closed facilities.
(2)	Contract dispute settlements and other represents customer related one-time charges.
(3)	Represents interest expense, net of interest income.
(4)	Adjusted EBITDA is defined as the sum of net income (loss) plus interest expense (net of interest income), income taxes, depreciation, amortization (related to lump sum payments on customer contracts, non-compete agreements, and acquired contracts), and other non-cash items such as goodwill impairment, stock compensation expense, and gain/loss on the sale of assets. Adjusted EBITDA is presented because we believe that it provides meaningful additional information concerning our operating results and our ability to service our long-term debt and to fund our growth, and we believe measures similar to Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of GAAP results, to evaluate the performance of our Company and of other companies in the rigid plastic packaging industry. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with GAAP. Our method of computation may or may not be comparable to other similarly titled measures used by other companies.

A reconciliation of net loss to Adjusted EBITDA is as follows:

	Years Ended December 31,
	2001	2002	2003
	(in thousands)
Net loss	$(31,199)	$(300,408)	$(17,435)
Interest expense, net	50,485	47,180	56,821
Depreciation	34,455	35,792	36,962
Amortization	13,974	2,468	2,845
Goodwill impairment(a)	—	290,000	—
Stock compensation expense(b)	279	396	799
Loss on disposal of asset	33	1,743	4,421

Adjusted EBITDA	$68,027	$77,171	$84,413

(a)	Goodwill impairment resulted from our annual impairment test required under SFAS No. 142.
(b)	In 2002 and 2003, stock compensation expense resulted from our 2002 adoption of SFAS No. 123. The expense in 2001 related to the buy-back of a former executive’s options.
(5)	Cash interest paid during the period excludes amortization of deferred financing fees.
(6)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges include: (i) interest expense, whether expensed or capitalized; (ii) amortization of debt issuance cost; (iii) the portion of rental expense representative of the interest factor; and (iv) the amount of pre-tax earnings required to cover preferred stock dividends and any accretion in the carrying value of the preferred stock. For the years ended December 31, 2001, 2002 and 2003, earnings were insufficient to cover fixed charges by $93.6 million, $359.4 million and $84.6 million, respectively.
(7)	Total debt includes capital lease obligations.
(8)	The pro forma total debt gives effect to the sale of $170 million of senior secured notes due 2009, replacement of our existing senior credit facility with new senior credit facilities that will include a $200.0 million term loan and a $45.0 million revolving credit facility (of which approximately $11.0 million is expected to be drawn on the issue date of the notes) and a capital contribution of $45.0 million to the Company from the proceeds of the sale of Series B Preferred Units by Consolidated Container Holdings, our parent company. We refer to these transactions collectively as the Refinancing Transactions and the pro forma total debt assumes the Refinancing Transactions had occurred on December 31, 2003. The pro forma secured debt, after giving effect to the Refinancing Transactions as if they had occurred on December 31, 2003, would have been $200.0 million. The pro forma cash interest expense, total interest expense, ratio of total debt to Adjusted EBITDA, ratio of secured debt to Adjusted EBITDA and ratio of Adjusted EBITDA to cash interest expense give effect to the Refinancing Transactions as if they had occurred on January 1, 2003. The summary pro forma financial information is based on available information and contains assumptions that we consider reasonable. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of our financial position or results of operations if those transactions had actually occurred on those dates and is not necessarily indicative of our future results of operation or financial position.
(9)	Assumes that interest payments on the notes offered hereby will be paid with additional notes for the relevant period. The pro forma ratio of Adjusted EBITDA to total interest expense would have been 1.6 to 1.
(10)	Represents pro forma interest expense, net of interest income.

For the latest twelve months ended March 31, 2004, we generated net sales and Adjusted EBITDA of $740.1 million and $86.5 million, respectively. See footnote (4) above for the definition of Adjusted EBITDA. A reconciliation of the Adjusted EBITDA to net income (loss) for the twelve months ended March 31, 2004 is as follows:

Net income (loss)	$(14,636)
Interest expense	56,211
Depreciation	36,732
Amortization	2,213
Stock compensation expense	709
(Gain) loss on disposal of assets	5,261

Adjusted EBITDA	$86,490

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Not Applicable

(b)	Not Applicable

(c)	Exhibits.

The exhibit listed below and in the accompanying Exhibit Index is furnished as part of this Current Report on Form 8-K.

Exhibit No.	Description

99.1	Press Release dated April 29, 2004 relating to financial results for the quarter ended March 31, 2004

Item 12.	Results of Operations and Financial Condition.

On April 29, 2004, Consolidated Container Company LLC announced its financial results for the quarter ended March 31, 2004. The press release announcing financial results for the quarter ended March 31, 2004 is furnished as Exhibit 99.1 to this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED CONTAINER COMPANY LLC

By:	/s/ TYLER L. WOOLSON

Tyler L. Woolson Chief Financial Officer

Date: April 29, 2004

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated April 29, 2004 relating to financial results for the quarter ended March 31, 2004